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Filed Pursuant to Rule 424(b)(5)

Registration No. 333-260180

AMENDMENT NO. 1, DATED SEPTEMBER 18, 2024

To Prospectus Supplement dated September 17, 2024

(To the Prospectus dated October 8, 2021, and declared effective on November 16, 2021)

FOCUS UNIVERSAL INC.

3,750,000 Shares of Common Stock

This Amendment No. 1 to Prospectus Supplement, (the “Amendment”), amends our prospectus supplement dated September 17, 2024, (the “Prospectus Supplement”). This Amendment should be read in conjunction with the Prospectus Supplement, and the Prospectus declared effective November 16, 2021. This Amendment amends only the sections of the Prospectus Supplement listed in this Amendment. All other sections of the Prospectus Supplement remain as is.

On September 17, 2024, Focus Universal Inc., a Nevada corporation (the “Company,” “we,” “us” and “our”), entered into an offering of an aggregate of 3,750,000 shares of Common Stock (the “Common Stock”), par value $0.001 per share, offered by the Prospectus Supplement and accompanying prospectus. Pursuant to that certain Securities Purchase Agreement by and between an institutional investor, dated September 15, 2024, we agreed to sell 3,750,000 shares of our Common Stock at a price of $0.32 per share (the “Securities Purchase Agreement”). On September 15, 2024, we also entered into a placement agency agreement (the “Placement Agency Agreement”) with Univest Securities, LLC (the “Placement Agent”). Pursuant to the Placement Agency Agreement, the Placement Agent agreed to use its reasonable best efforts to sell our Common Stock in a registered direct offering (the “Offering”). The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities.

Our common stock is listed on the NASDAQ Global Market under the symbol “FCUV.” On September 13, 2024, the last completed trading day prior to the date of this Amendment, the last reported sale price of our Common Stock on the NASDAQ Global Market was $0.47 per share.

We have agreed to pay the Placement Agent, a cash fee equal to 7.0% of the aggregate gross proceeds raised in this Offering. See “Plan of Distribution” on page S-14 of the Prospectus Supplement for more information regarding the compensation.

We delivered the shares of Common Stock offered pursuant to the Prospectus Supplement on September 17, 2024.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT AND ANY SIMILAR SECTION CONTAINED IN THE ACCOMPANYING PROSPECTUS AND ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE HEREIN AND THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

Univest Securities, LLC

The date of this Amendment is September 18, 2024.

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PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
THE OFFERING	S-2

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ABOUT THIS AMENDMENT TO PROSPECTUS SUPPLEMENT

This Amendment amends the summary of the Offering section of the Prospectus Supplement, beginning on page S-6 of the Prospectus Supplement. This Amendment should be read in conjunction with the Prospectus Supplement. This Amendment amends only the sections of the Prospectus Supplement listed in this Amendment. All other sections of the Prospectus Supplement remain as is.

Before investing in our common stock, you should carefully read this Amendment, the Prospectus Supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein. This Amendment may add, update or change information contained in the Prospectus Supplement. To the extent that any statement that we make in this Amendment is inconsistent with statements made in the Prospectus Supplement or the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this Amendment will be deemed to modify or supersede those made in the Prospectus Supplement and accompanying prospectus and such documents incorporated by reference.

We may also add, update or change information contained in this Amendment, or in the Prospectus Supplement by means of an amendment to this Amendment or to the Prospectus Supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this Amendment.

This Amendment, the Prospectus Supplement and the accompanying prospectus dated October 8, 2021 that went effective on November 16, 2021 are part of a registration statement (Registration No. 333-260180) on Form S-3 that we filed with the using a “shelf” registration process under which we may from time to time offer and sell any combination of the securities described in that accompanying prospectus up to a total dollar amount of $100,000,000. This Amendment relates to the offering of shares of our common stock by us.

We are responsible for the information contained or incorporated by reference in this Amendment, the Prospectus Supplement and the accompanying prospectus, or contained in any free writing prospectus prepared by us or on our behalf that we have referred you to. Neither we nor the placement agent have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this Amendment, the Prospectus Supplement and the accompanying prospectus or in any free writing prospectus, and we take no responsibility for any other information that others may give you. Neither we nor the underwriters are making an offer or sale of our common stock in any state or jurisdiction where offers, solicitation and sales are not permitted. The information contained or incorporated by reference in this Amendment, the Prospectus Supplement and the accompanying prospectus or in any free writing prospectus is accurate only as of the date of the document containing such information, regardless of the time of delivery of this Amendment, the Prospectus Supplement and the accompanying prospectus or any such free writing prospectus or of any sale of a security. Our business, operating results or financial condition may have changed since such dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

In this Amendment and in the Prospectus Supplement, the terms “Focus,” the “Company,” “we,” “us” and “our” refer to Focus Universal Inc. and our subsidiaries, except where the context otherwise requires.

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THE OFFERING

The following summary contains basic terms about this offering and our common stock and is not intended to be complete. It may not contain all of the information that is important to you. For a more complete description of the terms of our common stock, see “Description of Common Stock” ” in page S-12 of the Prospectus Supplement.

Securities Being Offered Pursuant to this Offering	3,750,000 shares of Common Stock.

Shares of Common Stock Outstanding Prior to this Offering	64,867,760 shares of our Common Stock.

Shares of Common Stock Outstanding Immediately Following this Offering	68,617,760 shares of Common Stock

Plan of Distribution	Univest Securities, LLC, served as the placement agent for the Company on a reasonable best efforts basis. See “Plan of Distribution” on page S-14 of the Prospectus Supplement.

Use of Proceeds

Our management team will have broad discretion in using the net proceeds to be received by us from this offering. We currently intend to use the net proceeds from the sale of our common stock in this offering to continue to build and launch the new software product platform under Lusher Inc. See “Use of Proceeds” on page S-11 the Prospectus Supplement.

Market for Common Stock	Our common stock is listed on the NASDAQ Global Market under the symbol “FCUV.”

Risk Factors	An investment in the common stock is highly speculative and involves a high degree of risk. You should read the “Risk Factors” section beginning on page S-7 the Prospectus Supplement and any similar section contained in the accompanying prospectus and any documents that are incorporated by reference herein and therein concerning factors you should consider before deciding to invest in shares of our securities.

Voting Rights	Shares of our common stock are entitled to one vote per share. There are no other classes of stock and, therefore, all holders of our common stock, including our officers and directors, are entitled to the same voting rights.

Unless we indicate otherwise, all information in this Amendment and in the Prospectus Supplement excludes the 570,124 shares of our common stock issuable upon exercise of outstanding stock options by the members of our board of directors at a weighted average exercise price of $3.80 per share as of June 30, 2024.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described under the section titled “Risk Factors” beginning in page S-7 of our Prospectus Supplement dated September 17, 2024, before deciding whether to purchase any common stock in this Offering. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

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